
<ARTICLE> UT
<CIK> 0000311259
<NAME> EASTERN ENTERPRISES
<MULTIPLIER> 1,000
<CURRENCY> U.S. DOLLARS

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-START>                             JAN-01-1997
<PERIOD-END>                               DEC-31-1997
<EXCHANGE-RATE>                                      1
<BOOK-VALUE>                                 PRO-FORMA
<TOTAL-NET-UTILITY-PLANT>                      621,723
<OTHER-PROPERTY-AND-INVEST>                          0
<TOTAL-CURRENT-ASSETS>                         217,250
<TOTAL-DEFERRED-CHARGES>                       135,058
<OTHER-ASSETS>                                       0
<TOTAL-ASSETS>                                 974,031
<COMMON>                                        71,975
<CAPITAL-SURPLUS-PAID-IN>                       43,233
<RETAINED-EARNINGS>                            166,895
<TOTAL-COMMON-STOCKHOLDERS-EQ>                 282,103
<PREFERRED-MANDATORY>                           29,326
<PREFERRED>                                          0
<LONG-TERM-DEBT-NET>                           239,967
<SHORT-TERM-NOTES>                              46,058
<LONG-TERM-NOTES-PAYABLE>                            0
<COMMERCIAL-PAPER-OBLIGATIONS>                  59,823
<LONG-TERM-DEBT-CURRENT-PORT>                    1,452
<PREFERRED-STOCK-CURRENT>                            0
<CAPITAL-LEASE-OBLIGATIONS>                          0
<LEASES-CURRENT>                                     0
<OTHER-ITEMS-CAPITAL-AND-LIAB>                 315,302
<TOT-CAPITALIZATION-AND-LIAB>                  974,031
<GROSS-OPERATING-REVENUE>                      329,472
<INCOME-TAX-EXPENSE>                            25,075
<OTHER-OPERATING-EXPENSES>                     240,945
<TOTAL-OPERATING-EXPENSES>                     266,020
<OPERATING-INCOME-LOSS>                         63,452
<OTHER-INCOME-NET>                                 670
<INCOME-BEFORE-INTEREST-EXPEN>                  64,122
<TOTAL-INTEREST-EXPENSE>                        21,207
<NET-INCOME>                                    42,915
<PREFERRED-STOCK-DIVIDENDS>                      1,926
<EARNINGS-AVAILABLE-FOR-COMM>                   40,989
<COMMON-STOCK-DIVIDENDS>                             0
<TOTAL-INTEREST-ON-BONDS>                            0
<CASH-FLOW-OPERATIONS>                               0
<EPS-PRIMARY>                                        0
<EPS-DILUTED>                                        0


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


(1)  BOSTON GAS AND ESSEX COUNTY HISTORICAL FISCAL YEARS AND ACCOUNTING POLICIES

Boston Gas' historical fiscal year ends on December 31 while Essex County's historical fiscal year ends on August 31. For purposes of combining Essex County's historical financial information with Boston Gas' in the pro forma combined statement of operations herein, the financial information of Boston Gas for the fiscal year ended December 31, 1997 has been combined with Essex County's financial information for the twelve months ended November 30, 1997.

The accounting policies of Eastern, Boston Gas and Essex County are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods as required by the pooling-of-interests method. However, certain amounts in the historical financial statements of Boston Gas and Essex County have been reclassified to present consistent pro forma financial information. There were no material intercompany transactions between Boston Gas and Essex County during the periods presented.

(2)  MERGER-RELATED EXPENSES

Eastern and Essex County will incur investment banking, legal, accounting and other transaction costs as a result of the Merger. Based on information currently available, these costs will total approximately $4.6 million and have been and will be expensed in the period incurred. Since the Merger has not been consummated, the Merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

(3)  COMMON STOCKHOLDERS' INVESTMENT

The common stock and paid-in capital accounts of Boston Gas and Essex County have not been restated for the Merger due to the fact that Essex County common stock is being exchanged for Eastern common stock, not Boston Gas common stock, as provided in the Merger Agreement. The exchange ratio is one Essex County common share for 1.183985 shares of Eastern common stock.

